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                                                                   EXHIBIT 10.14

                          SECURITY AND LOAN AGREEMENT
                       AND ADDENDUM, EXHIBIT "A," THERETO
                          WAIVER TO CERTAIN PROVISIONS

This Waiver ("Waiver") waives certain provisions of that Security and Loan Agreement dated January 2, 1997, by and between Imperial Bank ("Bank") and Steven Myers & Associates, Inc. ("Borrower") and the Addendum, Exhibit "A," (the "Addendum") thereto, of even date (collectively herein the Security and Loan Agreement and the Addendum as previously amended are referred to as the "Agreement").

                                    RECITALS

A. Pursuant to the terms and conditions of the Agreement the Borrower can only make distributions to the shareholders of Borrower if such distributions would not cause a violation of the Tangible Net Worth and Fixed Charge Coverage Ratios of the Agreement.

B. The Borrower has requested that the Bank waive the Tangible Net Worth and Fixed Charge Coverage Ratio covenants for the period ending December 31, 1997 so that the Borrower may make excess distribution to its shareholders to allow the Borrower to make an Initial Public Offering and to convert from and S-Corporation to a C Corporation.

C. The Bank has agreed to waive the above covenants for the above period mentioned but only on the terms and conditions contained herein.

The parties hereto agree as follows:

1. The Bank hereby waives the following covenants for the period ending December 31, 1997, provided that the conditions contained in paragraph 2 below are complied with:

     a. Section 7.a of the Agreement which requires the Borrower to maintain a Tangible Net Worth of not less than ($4,450,000) as of December 31, 1997.

     b. Section 7.e of the Agreement which requires the Borrower to maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of December 31, 1997.

2.   The above waivers are conditioned upon the following:

     a.   Not more than $10,500,000 shall be distributed to the shareholders.

     b. The Borrower must complete an Initial Public Offering with proceeds of at least $15,000,000 to Borrower by January 31, 1998.

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3.   Steven Myers hereby agrees that if the Borrower cannot comply with the requirements of 2.b above he will reinvest an amount in the Borrower, subordinated in form and substance satisfactory to the Bank, necessary for the Borrower to comply with the covenants contained in 1.a and 1.b above proforma as of December 31, 1997, giving effect for such subordinated debt.

4. The Bank may revoke the above waivers at any time if: (i) the Borrower does not comply with the provisions of 2.a above, or (ii) the Borrower does not comply with the provisions of 2.b above and Steven Myers does not comply with the provisions of 3 above.

5. The above waivers are specific as to content and time, and the Bank does not waive any other rights or remedies that it may have pursuant to any agreement or law as a result of any violations past, present, or future of any agreement between the Borrower and the Bank, and the Bank reserves all rights, powers and remedies available to it.

6.   Except as provided above, the Agreement remains unchanged.

7. This Amendment is effective as of December 8, 1997, and the parties hereby confirm that the Agreement, other than for the waivers provided herein, remains full force and effect.


STEVEN MYERS & ASSOCIATES, INC.

BY: [SIG]
   ---------------------------
TITLE: E.V.P. & C.O.O.                  ACKNOWLEDGED AND AGREED
      ------------------------

BY: /s/ STEVEN MYERS                    /s/ STEVEN MYERS
   ---------------------------          -----------------------------
                                            Steven Myers
TITLE: President, Chairman
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IMPERIAL BANK

BY: [SIG]
   ---------------------------

TITLE:  V.P.
      ------------------------


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